EXHIBIT 3

PROMISSORY NOTE

$ .00	Date: , 20___

FOR VALUE RECEIVED, the undersigned, PFG Fund V, LLC, a Colorado limited liability company (“Borrower”), hereby promises to pay to (“Lender”), the principal sum of Dollars ($ .00), together with interest on the unpaid principal balance of this Promissory Note (the “Note”), as follows:

1.	Interest Rate and Term.

1.1           Interest Rate. Interest on the unpaid principal balance will accrue from the date hereof or such or such later date as funds have been received by Borrower (the “Date of Advance”) at an annual interest rate equal to Eight Percent (8%) (“Interest Rate”), payable on a monthly basis. Interest is computed based on a simple Three Hundred Sixty-Five (365) day basis. The date the Borrower partially repays the Note shall be referred to as the “Partial Repayment Date”. The date the Borrower repays the Note in full shall be referred to as the “Full Repayment Date”. The Partial Repayment Date and Full Repayment Date shall herein be referred to collectively as the “Repayment Date”. Except as otherwise specified herein, interest shall accrue until the Full Repayment Date.

1.2           Term.

1.2.1       The term of the Notes is continuous and will continue indefinitely unless either: (1) the Lender elects to demand, in writing, repayment (“Repayment Demand”) by delivering a notice; or (2) the Borrower exercises its right to repay the Note. Interest payment shall be made for the term of the Note until the Note is fully paid, with any and all unpaid principal and interest due and payable on the Full Repayment Date.

1.2.2       To have all or a portion of the Note repaid, the Lender must provide a must provide a Repayment Demand, as further explained below, and also specify the desired repayment date of the Note (“Requested Repayment Date”) to the Borrower demanding repayment of the Note with at least Ninety (90) days prior written notice.

2.	Payment of Principal and Interest.

2.1           Payments. Interest-only payments shall be due and payable in consecutive monthly installments of Dollars ($_________) on or before the 5th day of the month following the Date of Advance and continuing likewise on the 5th day of each month. Such payments shall continue until the term of the Note is terminated by either a Repayment Demand or the Borrower repays the Note.

2.2           Interest Rate Calculation. Interest on this Note is computed on a basis of a Three Hundred Sixty-Five (365) day year. The annual interest rate is divided by Three Hundred Sixty-Five (365) calculate the per diem interest rate.

2.3           Balloon Payment. When the term of the Note terminates due to a Repayment Demand or the Borrower exercises its right to repay the Note, the Borrower shall make a balloon payment, which is comprised of any unpaid principal balance plus any unpaid interest (accumulated or otherwise), costs, fees, and other charges associated with this Note.

2.4           Order of Application of Payments. Unless otherwise agreed to in writing by the parties or required by applicable law, each payment under this Note shall be credited in the following order: (a) interest payable under the Note, including accrued but unpaid interest, and (b) principal amount outstanding under the Note.

2.5           Delivery of Payments. Payments shall be made to Lender: (a) at his, her or its address, which is provided in Section 9 below, (b) to another address if so designated in writing by Lender, or (c) via automatic clearing house (“ACH”) or wire transfer, as agreed between the Lender and Borrower.

2.6           Option to Defer Distributions of Interest Payments. At the issuance of the Note, the Lender may elect to defer his, her, or its interest payments. Under this election, the Borrower will defer One Hundred Percent (100%) of the interest payable and deferred interest will be added to the principal balance due to the Lender, and interest will accrue on this new principle balance at the current Interest Rate of the Note. This option does not involve issuing additional Notes to the Lender; rather, the Borrower will utilize the deferred interest in its business and lending activities as described herein. The deferred interest payments under this option will accumulate starting from the Date of Advance until the Full Repayment Date.

2.7           Security. This Note represents a non-recourse unsecured debt obligation of the Borrower and the holder of the Note will not have any security interest in any of the Borrower’s assets.

3.           Late Charge. Borrower acknowledges and agrees that default in the payment of any sum due under this Note will result in losses and additional expenses to Lender in servicing the indebtedness evidenced by this Note, handling such delinquent payments, and meeting its other financial obligations.

4.	Default.

4.1           Events of Default. An event of default (“Event of Default”) shall have occurred upon: (a) Borrower's failure to make any Three (3) consecutive payments due under this Note when due and payable, upon receipt of written notice from Lender of such failure, (b) any breach of any other material covenant or obligation in this Note, or (c) the occurrence of events specified in Section 7. If an Event of Default remains uncured following a Thirty (30) day written notice delivered by Lender to Borrower (subject to the cure period in Section 4.2), then Lender may, at its option, declare all sums under the Note (including, without limitation, all accrued interest) immediately due and payable.

4.2           Cure. Upon the occurrence of any Event of Default, the Borrower shall have Thirty (30) days from the date of written notice from Lender of such Event of Default to cure such Event of Default; provided, that if the cure is of a nature that reasonably requires under the circumstances greater than Thirty (30) days to cure such Event of Default, then Borrower shall only have the obligation to have initiated within Thirty (30) days of Lender’s notice of the Event of Default reasonable steps to produce a cure.

5.	Prepayment Option.

5.1           No Prepayment Premium or Penalty. If the Borrower exercises its right to prepay this Note in whole or in part at any time, no prepayment premium or penalty shall be due to Lender. All prepayments of principal on this Note shall be applied to the most remote principal installment or installments then unpaid.

5.2           Ability to Pay Prepayment. Borrower may, at its sole option, elect to prepay all or any portion of the Note, including any unpaid principal balance, at any time and shall give Lender not less than Thirty (30) days prior written notice by first class mail or email (to the last known physical or email address of the Lender appearing on the Borrower’s records) of each repayment, specifying the principal amount of the Notes to be repaid, the Partial Repayment Date or Full Repayment Date (as applicable), and the updated principal balance.

5.3           Prepayment Waivers. BORROWER AND LENDER EXPRESSLY ACKNOWLEDGE AND AGREE THAT BORROWER HAS THE RIGHT TO PREPAY THIS NOTE AT ANY TIME AS PROVIDED IN THIS SECTION 5 HEREOF. BORROWER AND LENDER FURTHER ACKNOWLEDGE AND AGREE THAT THERE SHALL BE NO PREPAYMENT PREMIUM OR PENALTY DUE TO THE LENDER IN CONNECTION WITH ANY PREPAYMENT OF THE NOTE, INCLUDING ANY UNPAID PRINCIPAL BALANCE, BY BORROWER.

BORROWER’S INITIALS: _______

LENDER’S INITIALS: _______

6.             Due on Demand. Notwithstanding anything to the contrary herein, Lender may request for a Repayment Demand from Borrower, up to the outstanding balance owing hereunder and subject to the terms and conditions provided herein Section 6; provided, that, Lender complies with Section 6 herein.

6.1           Request for Paydown. Lender may, at any time after the initial One (1) month from the Date of Advance make a Repayment Demand to pay down a portion or all of the principal balance of his, her or its Notes. In such event, the Lender shall deliver a Ninety (90) days’ prior written notice specifying Requested Repayment Date and the requested repayment amount (“Repayment Amount”). Borrower will acknowledge receipt of such notice pursuant to the provisions of Section 9 hereof. Borrower will process the Repayment Demand in the terms set forth herein.

6.2           Borrower Acceptance of Paydown Demand.

6.2.1       The Borrower, subject to available funds, may return the funds to Lender upon expiration of the Ninety (90) day notice. Borrower’s cash position and availability of cash to return to Lender is based on monies that are in the liquid account. If Borrower’s money is in loans and there are insufficient funds in liquid account, Borrower would need to wait until such funds become available either from interest it collects on loans or One (1) or more of its loans paying off in full. If Borrower does not have available funds to honor Lender’s Repayment Demand upon expiration of the Ninety (90) day period, Borrower will honor the repayment request and return Repayment Amount as soon as cash becomes available to Borrower.

6.2.2       Upon request of the notice of Repayment Demand, Borrower will begin holding cash from disposed loans immediately after such request is received. Borrower will deposit the principal balance, plus any owed accrued interest, from disposed loans into a liquid account such as a separate money market or checking account in the name of Borrower until such time Borrower has sufficient funds to repay this Note. At the time of a balance to pay an individual Note with accrued interest, Borrower will release funds to Lender and transfer to Lender’s account via wire, ACH payment, or pay via check, as agreed between Borrower and Lender. At such time, the Note shall be considered paid down. Notes will be repaid on a "first come, first serve" basis. Borrower will maintain a record of communication from Lender regarding Repayment Demand. For Repayment Dates, the Borrower will track the principal amount of Notes that are repaid by maintaining detailed records of each Repayment Demand and the corresponding repayment made. Each repayment will be recorded, and the remaining principal balance of the Note will be updated accordingly. Lenders will receive statements reflecting the updated principal balance after each repayment. Statements will be delivered by first class mail or email (to the last known physical or email address of the Lender appearing on the Borrower’s records) after each repayment, specifying the principal amount of the Notes repaid, the Partial Repayment Date or Full Repayment Date (as applicable), and the updated principal balance.

6.3           Early Paydown Waivers. BORROWER AND LENDER EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE BORROWER INTENDS TO HONOR REPAYMENT DEMANDS IN THE ORDER RECEIVED FROM AVAILABLE CASH, OR FROM THE AVAILABLE PROCEEDS RESULTING FROM LOAN PAYOFFS. HOWEVER, THE BORROWER MAY BE UNABLE TO HONOR ANY REQUEST FOR AN REPAYMENT OF FUNDS AND THERE IS NO GUARANTEE THAT REPAYMENT DEMAND WILL BE FULFILLED UPON THE NINETY (90) DAY RECEIPT OF REPAYMENT DEMAND NOTICE. ANY FUNDS LOANED TO BORROWER ARE NOT READILY AVAILABLE OR FREELY LIQUID. NO INVESTOR HAS ANY GUARANTEE OR RIGHT TO DEMAND THE RETURN OF ANY PORTION OF HIS, HER, OR ITS PRINCIPAL BALANCE UNDER THE PROMISSORY NOTE PRIOR TO THE INITIAL ONE (1) MONTH OF PURCHASING SUCH NOTE.

BORROWER’S INITIALS: _______

LENDER’S INITIALS: _______

7.             Due-on-Sale, Transfer, or Insolvency. If Borrower sells, conveys, assigns or otherwise transfers all or substantially all of the beneficial interest of Borrower (which shall not include a sale or other transfer to any affiliate of Borrower) or commences any proceeding under bankruptcy or insolvency laws, without the prior written consent of Lender, then an Event of Default shall have occurred and Lender may elect a Repayment Demand and declare the entire unpaid principal, accrued interest, and other sums due hereunder to be immediately due and payable pursuant to the provisions of Section 4 hereof.

8.             Attorneys’ Fees. In any dispute or litigation arising hereunder or related to this Note, the losing party shall pay the reasonable costs, expenses, and attorneys’ fees paid or incurred by the prevailing party.

9.             Notice. Any notice required to be provided in this Note shall be given in writing and shall be sent (a) for personal delivery by a delivery service that provides a record of the date of delivery, the individual to whom delivery was made, and the address where delivery was made; (b) by first-class certified United States mail, postage prepaid, return receipt requested; (c) by a nationally recognized overnight courier service, marked for next day business delivery; or (d) electronic mail. All notices shall be addressed to the party to whom such notice is to be given at the following addresses:

Lender:

Borrower:	PFG Fund V, LLC
10200 W. 44th Avenue, Suite 220
Wheat Ridge, CO 80033

or to such other address as a party may designate by written notice to the other party. All notices shall be deemed effective on the earliest of (a) actual receipt; (b) rejection of delivery by the receiving party; (c) if sent by certified mail, the third day on which regular United States mail delivery service is provided after the day of mailing or, if sent by overnight delivery service, on the next day on which such service makes next-business-day deliveries after the day of sending.

10.           Assignment. This Note was issued pursuant to an Offering Circular. Lender shall not assign, sell, pledge, or otherwise transfer all or any of Lender’s interest in this Note without Borrower’s written consent. In the event Borrower consents to a transfer by Lender, Lender shall pay to Borrower a reasonable administrative fee, as determined by Borrower, but in no event shall such fee be less than Five Hundred Dollars ($500.00). Any such transfer of interest by Lender shall constitute a default by Lender under this Note, and Borrower may seek such injunctive or equitable relief as it deems necessary. Lender shall pay all fees and costs incurred by Borrower in obtaining any order or judgment.

11.           Governing Law and Venue. This Note shall be construed and enforced for all purposes according to the laws of the state of Colorado, excluding its conflicts of law provisions. In any dispute, controversy, claim or cause of action arising from or in connection with this Note, both parties agree to submit to the jurisdiction in Wheat Ridge, Colorado (or otherwise as required by Section 13 below).

12.           Made or Arranged by a Broker-Dealer. Borrower and Lender acknowledge that this Note may have been made or arranged by a securities broker-dealer licensed under the Financial Industry Regulatory Authority (“FINRA”) and/or Securities Exchange Commission (“SEC”) and that the broker-dealer’s participation may have been a material factor in consummating this loan. Any compensation payable to such broker-dealer in arranging or brokering this Note will be borne by the Lender.

13.           Arbitration.

13.1        In the event of any dispute, claim, question, or disagreement arising from or relating to this agreement or the breach thereof, the parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of Sixty (60) days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules.

13.2        The place of arbitration shall be Wheat Ridge, Colorado. This agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado. Each party shall bear its own costs and expenses and an equal share of the arbitrators’ and administrative fees of arbitration. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. Either party may participate in the arbitration by telephone.

14.           Usury. All agreements between Borrower and Lender are expressly limited, so that in no event or contingency, shall the amount paid or agreed to be paid to Lender for the use, forbearance, or retention of the money to be advanced under this Note exceed the highest lawful rate permissible under applicable usury laws. If, under any circumstances, fulfillment of any provision of this Note, after timely performance of such provision is due, shall involve exceeding the limit of validity prescribed by law that a court of competent jurisdiction deems applicable, then, ipso facto, the obligations to be fulfilled shall be reduced to the limit of such validity. If, under any circumstances, Lender shall ever receive as interest an amount that exceeds the highest lawful rate, the amount that would be excessive interest shall be applied to reduce the unpaid principal balance under this Note and not to pay interest, or, if such excessive interest exceeds the unpaid principal balance under this Note, such excess shall be refunded to Borrower. This provision shall control every other provision of all agreements between Borrower and Lender.

15.           Representation on Use of Proceeds. Borrower represents and warrants to Lender that the proceeds of this Note will be used solely for business, commercial investment or lending, or similar purposes, which are set forth in the Offering Circular.

16.           No Modifications or Amendments; No Waiver of Note Terms. The term "Note Terms" refers to specific agreements or conditions that are established with the Lender at the time of issuance of this Notes. The Borrower will not offer Notes with different Note Terms. Thus, this Note prior to issuance will not be amended, modified or changed, nor shall any waiver of the provisions hereof be effective. Furthermore, following issuance of this Note, this Note will not be amended, modified or changed, nor shall any waiver of the provisions hereof be effective. The lack of enforcement by either party of any of its rights, privileges or benefits under this Note shall not constitute a waiver, whether express or implied, of such rights, privileges or benefits. Additionally, a waiver of any provision in one event shall not be construed as a waiver of any other provision at any time, as a continuing waiver, or as a waiver of such provision on a subsequent event.

17.           Severability. Any provision of this Note which shall be held by a court of competent jurisdiction to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision or term hereof, and such other provisions or terms shall remain in full force and effect. In addition, such invalid, void or illegal provision shall be interpreted by the court so that both the intent and objective of the parties with respect to such provision are effectuated to the maximum extent permitted by applicable law.

18.           Financial Information. Borrower will file annual audited financial statements and interim semi-annual financial statement with the Securities and Exchange Commissions. Upon request, the Borrower will provide a copy of its financial statement to all Lenders within Sixty (60) days after the end of each fiscal year. All Borrower financial statements shall be prepared by GAAP standards.

19.           Counterparts; Facsimile. This Note may be executed via facsimile and in separate counterparts, each of which, when so executed shall be deemed an original and all such counterparts shall constitute one and the same original agreement.

20.           Headings. Section and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Note.

21.           Lender Representations. If Lender is a foreign person as defined by the Internal Revenue Code §§ 871(h) and 881(c), et seq., as amended (the “Code”), Lender shall deliver to Borrower evidence proving Lender’s status as a foreign person prior to the execution of this Note. Subject and pursuant to the Code, Lender makes the following representations to Borrower: (a) Lender is not a bank extending credit in the course of its ordinary trade or business, as defined by the Code; (b) Lender is not a “ten percent shareholder” of Borrower as defined by the Code; and, (c) Lender, and/or its principals, members, officers, shareholders, or directors share no familial relation with any principal, member, officer, director, or shareholder of Borrower.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Borrower and Lender has executed this Note as of the date first set forth above.

BORROWER:

PFG FUND V, LLC,
a Colorado Limited Liability corporation

By:
Name: Kevin Amolsch
Title: Chief Executive Officer of Pine Financial Group, Inc., Manager

LENDER:

By:
Name:

By:
Name: